ADMINISTRATION AGREEMENT

This Agreement made as of September 27, 2013, and to have an effective date with respect to a Portfolio (as defined below) on or about March 31, 2014 or on a date that is mutually agreed upon in writing by the Administrator (as defined below) and the relevant Trust (as defined below), is by and between each management investment company identified on Schedule A hereto (each such investment company and each management investment company made subject to this Agreement in accordance with Section 18 below shall hereinafter be referred to as a “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).

WHEREAS, the Trust is an open-end management investment company currently comprised of a single or multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws;

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

g.	It will promptly notify the Trust in the event that the Administrator is for any reason unable to perform any of its obligations under this Agreement;

h.	It will promptly notify the Trust, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

i.

The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Administrator’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

The Administrator further represents and warrants that it will promptly notify the Trust if any of the above ceases to be true or if it is unable to perform its obligations under this Agreement for any reason.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

i.	It has all necessary right, title, intellectual property, licenses, consents and content as may be necessary for the Trust to operate as presently contemplated.

The Trust further represents and warrants that it will promptly notify the Administrator if any of the above ceases to be true or if it is unable to perform its obligations under this Agreement for any reason.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

In performing the services hereunder, the Administrator shall comply with the applicable provisions of the Trust’s current Prospectus(es) and SAI(s), and effective amendments thereto. The Trust shall promptly provide the Administrator with copies of such material as soon as available and, upon request, copies of any applicable resolutions by the Trust’s Board of Trustees which relate to its shares.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust, on behalf of each Fund, agrees to reimburse the Administrator for its reasonable out-of-pocket costs set out in the fee schedule. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

Each of the Trust and the Administrator will bear its own expenses. In particular, the Trust, will bear all Trust expenses that are incurred by the Trust, or by the Administrator on the Trust’s behalf (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges), in its operation unless otherwise assumed by the Administrator, including as part of the services or as otherwise mutually agreed in writing by the Trust and the Administrator.

From time to time, the Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions. As mutually agreed by the Fund and the Administrator, but in any event at least annually, the Administrator shall discuss with the Fund any assistance the Administrator has deemed desirable in performing its duties under this Agreement.

7.	PROPER INSTRUCTIONS AND ADVICE

a. The Trust or any other person duly authorized by the Trust shall communicate to the Administrator by means of Proper Instructions (as defined in Section 7.a. below). Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Trustees of the Trust, or the delegate of the Board (including Trust officers), shall have from time to time authorized or (ii) communication effected directly between the Trust or its third-party agents and the Administrator by electro-mechanical or electronic devices, provided that the Trust and the Administrator agree to security procedures. The Administrator may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Trust. Oral instructions shall be considered Proper Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such instructions; provided, however, that the Trust shall cause all authorized oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate.

b. At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may consult with the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. Where circumstances arise that the Administrator believes advice from counsel may be necessary, the Administrator will notify the Trust. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided, however, with respect to the performance of any action or omission of any action upon such advice, the Administrator shall be acting within the standard of care set forth in Section 8. The Administrator shall promptly notify the Trust of the receipt of such advice. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek instructions or advice.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of fund administration and fund accounting services in carrying out the provisions of this Agreement and use all reasonable efforts in performing the services under this Agreement. The Administrator shall be kept indemnified by and shall be without liability to the Trust for any action taken or omitted by it in good faith without negligence, bad faith or willful misconduct in connection with the provision of services hereunder, provided that the Administrator shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Administrator’s own bad faith, negligence, willful misconduct or disregard of its duties and obligations under this Agreement. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises directly from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust (“Prior Records”) except as may arise from Administrator’s own negligence, bad faith or willful misconduct or the negligence, bad faith or willful misconduct of an agent of the Administrator provided that the Administrator shall notify the Trust as soon as practicable after becoming aware in the course of performing its duties hereunder of an error or incomplete information in such Prior Records. For the avoidance of doubt, the Administrator shall have no responsibility to review, confirm or otherwise verify the accuracy or completeness of any Prior Records. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent arising directly from the failure to exercise the standard of care set out in this Section 8 or the bad faith, negligence or willful misconduct of the Administrator, its agents, officers or employees.

Except as may arise from the Administrator’s failure to exercise its standard of care, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control. The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Administrator believes consistent with other similarly situated providers of fund administration services, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Trust any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan.

Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

In any event, except as otherwise agreed to in writing by the parties hereto, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. For any partial first year, the annual cumulative liability hereunder shall be the Administrator’s total compensation earned and fees payable hereunder during such partial first year on an annualized basis.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations, including information related to the development of new Trusts or new series. The Administrator shall treat confidentially all information obtained in the ordinary course of performing its duties hereunder about the Trust’s prior, present or potential shareholders or relative to the advisor or distributor and their prior, present or potential customers (including all “personal information” described in Section 17 of this Agreement). All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by either party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is disclosed, upon prior notice to the party whose information is being disclosed (to the extent such notice is permissible), in the manner and to the extent required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement, provided that each person or entity shall be subject to confidentiality obligations substantially similar to those set forth herein. Further, each party agrees and represents that in no case would information it receives under this Agreement be used against the other party in a manner that is adverse to the other party’s interests (including the other party’s interests in competitive businesses). Nothing herein shall prohibit or restrict the right of each party (or its affiliates) to develop, use or market products or services similar to or competitive with those of the other party (or its affiliates) provided that any such development, use or marketing does not violate the confidentiality obligations set forth herein. Additionally, each party acknowledges that the other party (or its affiliates) may already possess or have developed products or services similar to or competitive with those of the other party.

The Administrator will employ reasonable safeguards designed to protect the Trust’s confidential information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Administrator may choose to employ. If either party becomes aware of a breach of this confidentiality provision, it will notify promptly the other party of such breach and provide such details as it deems appropriate and in accordance with the standard of care hereunder regarding the extent of the breach of confidentiality.

To the extent reasonably possible, shareholder information made available to third parties by the Administrator will be provided on a non-disclosed basis (that is, without information disclosing the identity of the shareholder). The Administrator affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator agrees to perform its duties hereunder in accordance with applicable law; however, the Administrator assumes no responsibility for ensuring that the Trust complies with all securities, tax, commodities and other laws, rules and regulations applicable to the Trust.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending March 31, 2019 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (iii) based upon the Trust’s determination that there is a reasonable basis to conclude that the Administrator is insolvent or that the financial condition of the Administrator is deteriorating in any material respect.

Upon termination of this Agreement pursuant to this Section with respect to the Trust or a Fund, the Trust shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements except, if termination is based on termination for a material breach of this Agreement coupled with the Administrator’s failure to meet its standard of care under this Agreement, less any losses or damages caused by such event.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

As soon as reasonably practicable following the termination or expiration of this Agreement, the Administrator agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Trust may direct. If directed by the Trust, the Administrator will provide the services hereunder until a replacement administrator is in place, for a reasonable period of time up to nine (9) months, subject to the terms of this Agreement, including compensation. The Administrator will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Administrator customarily charges for such assistance.

13.	NOTICES

All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses:

If to the Trust:

WisdomTree Trust

380 Madison Avenue, 21st Floor

New York, NY 10017

Attn: Legal Department

Facsimile: 917-267-3851

If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: US Investor Services Legal Team, Senior Managing Counsel

Facsimile: 617-662-2702

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.

14.	AMENDMENT

This Agreement may be amended by a written agreement executed by both parties.

15.	ASSIGNMENT

This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) by the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ADDITIONAL TRUSTS AND FUNDS

In the event that any management investment company in addition to those listed on Schedule A hereto desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if the Administrator agrees in writing to provide such services, which shall not be unreasonably withheld, such management investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof. In the event that the Trust establishes one or more additional series of shares with respect to which it desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if Administrator agrees in writing to provide such services, such series of shares shall become a Fund hereunder.

19.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

20.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

21.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

23.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

24.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

This Agreement is executed by the Trust with respect to each of its Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Trust and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

26.	SSAE 16 REPORTS

The Administrator will furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to the Administrator’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

27.	COOPERATION WITH ACCOUNTANTS

The Administrator shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

28.	INSURANCE

The Administrator shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Administrator under this Agreement. Upon the

Trust’s reasonable request, which in no event shall be more than once annually, the Administrator shall furnish to the Trust a summary of the Administrator’s applicable insurance coverage.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH MANAGEMENT INVESTMENT COMPANY

IDENTIFIED ON SCHEDULE A HERETO

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

AMENDMENT TO

MASTER CUSTODIAN AGREEMENT,

ADMINISTRATION AGREEMENT,

AND TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Master Custodian Agreement, Administration Agreement, and Transfer Agency and Service Agreement (the “Amendment”) is made as of January 13, 2014 by and between each management investment company identified on Schedule A or Appendix A thereto, as applicable (each, a “Trust”), and State Street Bank and Trust Company, a Massachusetts trust company (the “State Street”).

WHEREAS, the Trust and State Street entered into a Master Custodian Agreement, an Administration Agreement, and a Transfer Agency and Service Agreement, each dated as of September 27, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Custody Agreement”, the “Administration Agreement”, the “Transfer Agency Agreement,” and collectively the “Agreements”); and

WHEREAS, State Street and the Trust desire to amend the Agreements as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment with respect to the Custody Agreement.

Section 22.7 of the Custody Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 22.7 NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or such other addresses as may be notified by any party from time to time:

To the Fund:	WISDOMTREE TRUST
245 Park Avenue
35th Floor
New York, NY 10167
Attn: Legal Department
Facsimile: 917-267-3851

To the Custodian:	STATE STREET BANK AND TRUST COMPANY
1200 Crown Colony Drive
Quincy, MA 02169
Attention: Matthew H. Malkasian
Telephone: 617-537-4685
Facsimile: 617-451-4786

with a copy to:	State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention: US Investor Services Legal Team, Senior Managing Counsel
Telephone: (617) 662-1783
Facsimile: (617) 662-2702

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.”

2.	Amendment with respect to the Administration Agreement.

Section 13 of the Administration Agreement is hereby deleted in its entirety and replaced with the following:

“13.	NOTICES

All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or such other addresses as may be notified by any party from time to time:

If to the Trust:

WisdomTree Trust

245 Park Avenue

35th Floor

New York, NY 10167

Attn: Legal Department

Facsimile: 917-267-3851

If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: US Investor Services Legal Team, Senior Managing Counsel

Facsimile: 617-662-2702

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.”

3.	Amendment with respect to the Transfer Agency Agreement.

Section 15.12 of the Transfer Agency Agreement is hereby deleted in its entirety and replaced with the following:

“15.12 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or such other addresses as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02110

Attn: US Investor Services Legal Team, Senior Managing Counsel

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to the Trust, to:

WisdomTree Trust

245 Park Avenue

35th Floor

New York, NY 10167

Attn: Legal Department

Facsimile: 917-267-3851

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.”

4.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreements shall remain in full force and effect.

(b)	The Trust hereby confirms that Schedule A or Appendix A, as applicable, to the Agreements is true, correct and complete in all respects as of the date hereof.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

EACH MANAGEMENT INVESTMENT COMPANY

IDENTIFIED ON SCHEDULE A OR APPENDIX A,

AS APPLICABLE, TO THE AGREEMENTS

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

WisdomTree Trust

WisdomTree Total Dividend Fund

WisdomTree Equity Income Fund

WisdomTree DEFA Fund

WisdomTree DEFA Equity Income Fund

WisdomTree Asia Pacific ex-Japan Fund

WisdomTree Australia Dividend Fund

WisdomTree Global Equity Income Fund

WisdomTree Japan Hedged Equity Fund

WisdomTree Global ex-U.S. Growth Fund

WisdomTree Dividend ex-Financials Fund

WisdomTree LargeCap Dividend Fund

WisdomTree MidCap Dividend Fund

WisdomTree SmallCap Dividend Fund

WisdomTree Japan SmallCap Dividend Fund

WisdomTree Europe SmallCap Dividend Fund

WisdomTree International LargeCap Dividend Fund

WisdomTree International Dividend ex-Financials Fund

WisdomTree International MidCap Dividend Fund

WisdomTree International SmallCap Dividend Fund

WisdomTree Commodity Country Equity Fund

WisdomTree Global Natural Resources Fund

WisdomTree Global ex-U.S. Utilities Fund

WisdomTree Total Earnings Fund

WisdomTree Earnings 500 Fund

WisdomTree MidCap Earnings Fund

WisdomTree SmallCap Earnings Fund

WisdomTree LargeCap Value Fund

WisdomTree Global ex-U.S. Real Estate Fund

WisdomTree India Earnings Fund

WisdomTree Emerging Markets Equity Income Fund

WisdomTree Emerging Markets SmallCap Dividend Fund

WisdomTree Middle East Dividend Fund

WisdomTree Australian & New Zealand Debt Fund

WisdomTree Euro Debt Fund

WisdomTree Brazilian Real Fund

WisdomTree Chinese Yuan Fund

WisdomTree Indian Rupee Fund

WisdomTree Europe Hedged Equity Fund

WisdomTree Emerging Markets Local Debt Fund

WisdomTree Commodity Currency Fund

WisdomTree Managed Futures Strategy Fund

WisdomTree Asia Local Debt Fund

WisdomTree Global Real Return Fund

WisdomTree Emerging Markets Corporate Bond Fund

WisdomTree China Dividend ex-Financials Fund

WisdomTree Global Corporate Bond Fund

WisdomTree Emerging Currency Strategy Fund

WisdomTree U.S. Dividend Growth Fund

WisdomTree U.S. SmallCap Dividend Growth Fund

WisdomTree United Kingdom Hedged Equity Fund

WisdomTree Japan Hedged SmallCap Equity Fund

WisdomTree Emerging Markets Dividend Growth Fund

WisdomTree Emerging Markets Consumer Growth Fund

WisdomTree Barclays U.S. Aggregate Bond Zero Duration Fund

WisdomTree Barclays U.S. Aggregate Bond Negative Duration Fund

WisdomTree BofA Merrill Lynch High Yield Bond Zero Duration Fund

WisdomTree BofA Merrill Lynch High Yield Bond Negative Duration Fund

WisdomTree Bloomberg Floating Rate Treasury Fund

WisdomTree Bloomberg U.S. Dollar Bullish Fund

WisdomTree Japan Interest Rate Strategy Fund

WisdomTree Germany Hedged Equity Fund

WisdomTree Korea Hedged Equity Fund

WisdomTree Japan Hedged Real Estate Fund

WisdomTree Japan Hedged Financials Fund

WisdomTree Japan Hedged Capital Goods Fund

WisdomTree Japan Hedged Health Care Fund

WisdomTree Japan Hedged Tech, Media & Telecom Fund

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto; and

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust and input comments* associated with financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports (and arrange for filing of Form N-Q with the SEC) and other quarterly reports (as mutually agreed upon), including notes to the financial statements and tax footnote disclosures where applicable;

b.	Prepare the Trust’s financial statements and coordinate the audit of and input comments associated with the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules while making any other information available at the reasonable request of the auditors or the Trust, including a conference room at the Administrator;

c.	Prepare for the review by designated officer(s) of the Trust and input comments associated with the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR (and arrange for filing of Form N-SAR with the SEC) and performance, expense and other financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, accrue expenses as instructed and arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

B1-1

h.	Prepare and coordinate the filing of Rule 24f-2 notices (and directly file Form 24f-2 with the SEC), including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

* As set forth in Schedules B1-B3, references to “input comments” shall mean the aggregation of comments from all relevant parties (e.g., legal, tax, audit, advisory personnel), submission of comments to the financial printer (as applicable), review of revised proofs and dissemination of revised proofs to applicable parties.

B1-2

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review by the Trust’s independent accountants and by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Calculate and review annual minimum distributions (income and capital gain) for both federal and excise tax purposes prior to their declaration and provide to the Trust’s transfer agent;

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm; and

g.	Prepare for execution and file as paid preparer, the Trust’s federal and state income tax returns, federal excise tax returns and any supporting schedules to such returns. The Administrator shall prepare all United States tax returns for the Trust and any supporting schedules in accordance with all applicable laws, rules and regulations, including the rules, standards and requirements that apply to paid preparers;

h.	Prepare monthly, quarterly or annual (depending on funds’ dividend frequency) distributable income calculations from a tax basis; and

i.	Prepare for review and filing IRS form TD F 90-22.1 (Report of Foreign Banks and Financial Accounts) for the Fund.

The Trust acknowledges that the paid preparer services and other tax-related services performed by the Administrator do not constitute tax advice and the Trust agrees the Administrator shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, any Fund or the Administrator as administrator to the Trust by the tax law of the United States or of any state or political subdivision thereof, provided that this sentence does not relieve the Administrator from responsibility and liability for its duties hereunder, including adherence to the applicable standard of care.

B2-1

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B2-2

SCHEDULE B3

Fund Administration Legal Services

a.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, coordinate the Board book and committee meeting book production (including requests from relevant parties for materials), seek timely receipt of such materials and assemble, print, hard copy and distribute hard copies and .pdf. copy (with bookmarks), make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);

c.	Prepare, coordinate, review, input comments and file with the SEC the following documents: Form N-CSR, Form N-PX, Form 40-17G and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any sticker supplements to the Prospectus and SAI for the Fund(s);

d.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

e.	Maintain general Board calendars and regulatory filings calendars;

f.	Maintain copies of the Trust’s Declaration of Trust and By-laws, Trust policies and procedures and post and maintain .pdf copies of such documents and Board and committee materials and minutes, and any other documents that the parties agree upon, via the “board books” portal on mystatestreet.com;

g.	Assist in developing guidelines and procedures to improve overall compliance by the Trust and provide samples of such guidelines/procedures upon reasonable request;

h.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

i.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

B3-1

j.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

B3-2